Exhibit 99.2

CONSENT OF RBC CAPITAL MARKETS, LLC

The Board of Directors

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

The Board of Directors:

We understand that Earthstone Energy, Inc. (the “Company”) has determined to include our opinion letter (the “Opinion”), dated August 20, 2023 to the Board of Directors of the Company in the Registration Statement on Form S-4 (the “Registration Statement”) of Permian Resources Corporation (“Permian Resources”) solely because such Opinion is included in the joint proxy statement/prospectus of the Company and Permian Resources, which forms a part of the Registration Statement to be delivered to the Company’s shareholders in connection with the proposed mergers involving the Company, Permian Resources and certain of their affiliates.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex C thereto, and references thereto under the headings “Summary—Opinion of Earthstone’s Financial Advisor”; “Risk Factors—Risks Relating to the Combined Company Following the Mergers”; “The Mergers—Background of the Mergers”; “The Mergers—Recommendation of the Earthstone Board and Reasons for the Mergers”; “The Mergers—Certain Unaudited Prospective Financial and Operating Information—Earthstone Forecasted Financial Information”; and “The Mergers—Opinion of Earthstone’s Financial Advisor” in the joint proxy statement/prospectus which form a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

September 5, 2023